EXHIBIT 4.3

LOAN AMENDING AGREEMENT

THIS LOAN AMENDING AGREEMENT (this “Agreement”) is dated as of April 3, 2024 with an effective date of March 31, 2024, by and between CELLY NUTRITION CORP., a Borrower existing under the laws of the Province of British Columbia (the “Borrower”), and FSD PHARMA INC. a company incorporated under the laws of the province on Ontario. (the “Lender”). The Borrower and the Lender are referred to as a “Party” and collectively as the “Parties”.

WHEREAS, the Borrower is indebted to the Lender in the amount of CAD$1,000,000.00 (not inclusive of unpaid interest) pursuant to a loan agreement entered between the Borrower and the Lender dated July 31, 2023 (the “Original Loan Agreement”);

AND WHEREAS, all capitalized terms used in this Loan Amending Agreement which are not otherwise defined herein will have the meanings ascribed thereto in the Original Loan Agreement;

AND WHEREAS, the Parties have agreed to amend the terms of the Original Loan as detailed herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. The Parties agree to increase the Loan Amount in Section 1.1 of the Original Loan Agreement by CA$300,000.00 (“Loan Increase Amount”), as such, all references in the Original Loan Agreement to Loan Amount shall be read as CA$1,300,000.00, not inclusive of any unpaid interest (“Amended Loan Amount”). For clarity, no retroactive Interest shall be applicable on the Loan Increase Amount.

2. The Parties agree to defer the first interest payment to the second anniversary of the Effective Date of the Original Loan Agreement by deleting and replacing Section 1.2 of the Original Loan Agreement with: “Interest shall accrue on the Loan Amount at a rate equal to 10% per annum (the “Interest Rate”). Interest shall be calculated on the basis of the actual number of days in the period and a year of 365 or 366 days as appropriate. Except for the first interest payment, interest shall be payable annually, on the anniversary of the date hereof. In the event that anniversary date is not a business day, then the interest payment to be made on that date shall be made on the immediately following business day. For clarity, interest accrued during the first year of the Loan Amount shall be payable, together with interest accrued during the second year of the Loan Amount, on the second anniversary date of the Effective Date.”

3. As general and continuing security to secure the due payment of the Amended Loan Amount, inclusive of the Loan Increase Amount, and interest thereon, the Borrower shall cause the delivery to the Lender an amended general security agreement duly executed by the Borrower in favor of the Lender, granting to the Lender a first-priority security interest (subject to any permitted liens) on certain specified personal property assets of the Borrower.

4. The Parties agree to incorporate Schedule “A” herein into the Original Loan Agreement to provide the Lender with the right to convert any Amended Loan Amount outstanding (including interest owed thereon) into Common Shares (as defined in Schedule “A” herein) of the Borrower, at CA$0.03 per share upon the Borrower’s failure to pay interest when due with respect to any interest that become payable after January 1, 2025 and that the Borrower fails to cure (or obtain a waiver for) such default for a period of 60 calendar days after the Lender provides notice of said event (“Conversion Condition”).

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5. The obligation of the Lender to make the funds available under the Loan Increase Amount is subject to the terms and conditions of this Agreement and is conditional upon evidence being given to the Lender as to compliance with the following conditions which are for the sole benefit of the Lender and may be waived by the Lender in whole or in part:

(a)	The representations and warranties set out in Section 3 of the Original Loan Agreement being true and correct as of the date of this Agreement.

(b)	The Lender having received the following documents (collectively the "Amended Loan Documents") duly executed in form and substance satisfactory to the Lender and its counsel:

(i)	this Agreement, duly executed by the Borrower;

(ii)	the amended general security agreement contemplated in Section 2 herein, duly executed by the Borrower; and

(iii)	evidence that the security interests set out in herein have been duly registered.

6. In all other respects the terms and conditions set forth in the Original Loan Agreement shall remain unamended and this Agreement shall be governed by the terms of the Original Loan Agreement.

7. This Note Amending Agreement may be executed in two or more counterparts, each of which shall be deemed an It is agreed and understood that this Note Amending Agreement may be executed by way of facsimile transmission and, further, may be executed in any number of counterparts and all such counterparts shall, for all purposes, constitute one agreement binding on the Parties hereto, providing each party hereto has executed at least one counterpart, and shall be deemed to be an original notwithstanding that all Parties are not signatory to the same counterpart.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF the Parties have executed this Loan Amending Agreement as of the date first above written.

CELLY NUTRITION CORP.

Per:	/s/ John Duffy
Authorized Signatory

FSD PHARMA INC.

Per:	/s/ Zeeshan Saeed
Authorized Signatory

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SCHEDULE “A”

CONVERSION FEATURE

ARTICLE VI.

CONVERSION BY THE LENDER

Section 6.01 Subject to the provisions of this Loan Agreement and any regulatory approval, the Lender shall have the right, at the option of the Lender at the occurrence of the Conversion Condition while any Loan Amount (inclusive of outstanding interest) remains unpaid under the Loan Agreement, except that for any amount subject to Prepayment, the close of business on the business day preceding the date fixed for Prepayment, to elect to convert a part or all of the Loan Amount (inclusive of outstanding interest) then outstanding into fully-paid and non-assessable common shares in the capital of the Borrower as constituted on the date hereof (“Common Shares”) at the conversion price (“Conversion Price”) of the Loan Agreement shall be, subject to adjustment as provided in Article VII below, CA$0.03 per Common Share.

Section 6.02 Fractional Common Shares will not be issued on any conversion and in lieu thereof the Borrower will round up to the next full Common Share if the fraction is 0.5 or greater and will round down and issue no additional Common Share if the fraction is below 0.5.

Section 6.03 If the Lender desires to convert the Loan Amount (inclusive of outstanding interest) it shall send to the Borrower prior to the date on which the Loan Amount (inclusive of outstanding interest) is to be converted into Common Shares (the “Exercise Date”) a notice, in the form of Exhibit “A” (the “Conversion Notice”), of the conversion specifying the Exercise Date and the number of Common Shares to be issued upon conversion. On the Exercise Date, the Lender shall be entered in the books of the Borrower as the Lender of the number of Common Shares resulting from the conversion and shall be treated for all purposes (including the right to receive dividends) as the Lender of record of such Common Shares which shall be deemed outstanding as fully paid and non-assessable.

Section 6.04 If the Lender sends a Conversion Notice, the Lender must thereafter surrender this Loan Agreement to the Borrower in exchange for Common Share certificates (the “Share Certificates”) of Borrower in the name of Lender evidencing the ownership of that number of Common Shares specified in the Conversion Notice. As soon as practicable after the surrender of this Loan Agreement by the Lender to the Borrower (but in no event prior to the Exercise Date), the Borrower shall deliver or arrange for the delivery of the Share Certificates to the Lender. In the event of the conversion of this Loan Agreement in part, the Borrower shall, without charge, forthwith execute and deliver to the Lender a new Loan Agreement in a principal amount equal to the unconverted part of this Loan Agreement so surrendered in the same form as this Loan Agreement, except as to the Loan Amount.

Section 6.05 If the Lender fails to surrender this Loan Agreement within five (5) business days from the Exercise Date, the Share Certificates will be set aside in trust for the Lender and such setting aside shall for all purposes be deemed to satisfy the Borrower’s obligations to the Lender pursuant to this Article and the Lender shall have no right, except upon surrender of this Loan Agreement to the Borrower, to receive the Share Certificates.

ARTICLE VII.

ADJUSTMENT OF CONVERSION PRICE

Section 7.01 Reclassifications, Reorganizations, etc. In case of any amalgamation of the Borrower with, or merger of the Borrower into, any other Borrower with the result that the Borrower ceases to exist in its present capacity, or in case of any sale, transfer or other disposition of all or substantially all of the assets of the Borrower, the successor Borrower or Lender of the Borrower’s assets as the case may be shall, and the Borrower shall cause such successor Borrower or Lender of the Borrower’s assets to, give notice in the manner specified in Section 5.1 to the Lender. Such notice shall confirm that the Lender shall have the right to convert the outstanding Loan Amount (inclusive of accrued interest and unpaid interest) into the kind and amount of shares and other securities and property receivable upon such amalgamation, merger or sale by a Lender of the number of Common Shares into which such Loan Agreement might have been converted immediately prior to such event. Such notice shall confirm adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section.

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Section 7.02 Certificates as to Adjustment. The Borrower shall from time to time forthwith after the occurrence of any event which requires adjustment or readjustment as provided in Article VII, deliver to the Lender, an officer’s certificate specifying the nature of the event requiring the adjustment or readjustment and the amount of the adjustment or readjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

Section 7.03 Notice of Special Matters. The Borrower covenants that so long as this Loan Agreement remains outstanding, it will give notice to the Lender at the address provided for in Section 5.1, of its intention to fix a record date or agreement date for any event which may give rise to an adjustment in the Conversion Price and, in each case, such notice shall specify the particulars of such event and the record date, the agreement date and the effective date for such event, provided that the Borrower shall only be required to specify in such notice such particulars of such event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 7 days in each case prior to such applicable record date. The Borrower shall not during the period of such notice close the transfer books for Common Shares so as to prevent the conversion of this Loan Agreement or fix a record date for voting so as to prevent the Common Shares resulting from a conversion of this Loan Agreement from being voted. Nothing in this Section 7.03 shall in any manner derogate from or compromise the Lender’s rights to receive notice pursuant to any applicable laws.

Section 7.04 In case the Borrower after the date hereof shall take any action affecting its Common Shares, other than any action described in this Article VII, which would, in the opinion of the directors of the Borrower, acting reasonably, materially affect the conversion rights of the Lender, the Conversion Price shall be adjusted in such manner, at such time and by such action by the directors of the Borrower, as they may determine, acting reasonably, to be equitable to the Lender and the Borrower in the circumstances, but subject in all cases to any necessary regulatory approval.

Section 7.05 The adjustments provided for in this Article VII are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Article VII, provided that, notwithstanding any other provision of this Article VII, no adjustment shall be made which would result in any increase in the Conversion Price (except upon a consolidation, reduction or combination of outstanding Common Shares) and no adjustment of the Conversion Price shall be required unless such adjustment would require a decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this subsection are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Section 7.06 In the event that the CSE or any securities regulatory body of an applicable jurisdiction does not approve (if such approval is required) a requested downward Conversion Price adjustment as provided for under this Loan Agreement, then such adjustment shall be reduced to the maximum permitted price, and any such shortfall will be paid to the Lender in cash, securities, or a combination thereof by the Borrower, at the reasonable discretion of the board of directors of the Borrower, to achieve a substantially similar economic result to the Lender subject to compliance with the rules and policies of the CSE or applicable securities regulatory body.

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